  EXHIBIT 99.1

Talk America Reports First Quarter Results
Revenue and EBITDA Ahead of Guidance
Forecast for 2005 Increased

FIRST QUARTER HIGHLIGHTS
•	Customer lines on network of 28,000
•	Billed bundled lines of 624,000
•	New milestones in data services
•	Total revenue of $119.8 million
•	Bundled revenue of $107.7 million
•	EBITDA of $24.9 million
•	Net income of $9.5 million, or $0.34 per share on a diluted basis
•	Cash balance of $57.2 million; total debt of $3.6 million
•	Cash flow from operations of $22.8 million

Southfield, MI and New Hope, PA - April 26, 2005 - Talk America (NASDAQ: TALK) today announced results for the first quarter 2005. For the first quarter 2005, we reported net income of $9.5 million, or $0.34 per share on a diluted basis, as compared to net income of $8.3 million, or $0.29 per share on a diluted basis, for the first quarter 2004.

(Note: See the schedule accompanying this news release for reconciliation to generally accepted accounting principles (GAAP) for the non-GAAP financial measure mentioned in this release)

SUCCESSFUL EXECUTION OF NETWORKING PLAN
As of March 31, 2005, we had approximately 28,000 lines provisioned on our network and are on track for our target of 175,000 lines by year end 2005. Ed Meyercord, Chief Executive Officer and President of Talk America, commented “the investment we’ve made in the back office for UNE-L over the past 18 months is paying dividends as we scale our migration counts over the next several quarters. In the second quarter 2005, we’ll migrate over 50,000 lines to our own network in Michigan. Currently, 48 of the 82 end offices in Detroit and Grand Rapids, Michigan where we plan to install our own equipment are either operational or will be by the end of the second quarter with applications approved and plans established for the remaining locations.”

ACCELERATING ROLL OUT OF VoIP NETWORK IN GRAND RAPIDS
Since the installation of our soft switch in December, we have been testing the delivery of voice and data services to customers using VoIP technology. Our Grand Rapids collocation was configured with VoIP broadband loop controllers that carry packetized voice and data to our soft switch in Southfield, Michigan. During the first quarter 2005, we migrated an initial group of test customers to the new switch and have been pleased with the performance, reliability and cost of service. We are moving ahead with plans to build-out six end offices in the Grand Rapids market. Mr. Meyercord added, “the successful implementation of VoIP networking will substantially lower the customer concentration thresholds  required for economic facilities investment.”

BUSINESS PRODUCT LAUNCH SLATED FOR FOURTH QUARTER
With the development of the systems and processes required for UNE-L residential service substantially complete, our information technology and networking groups will begin development efforts for a suite of products for line level as well as high bandwidth integrated communications service offerings for small and medium sized businesses. We expect to be operational in the fourth quarter of this year with the rollout of these services through direct sales and agent channels.

DATA SERVICES GROWTH ON FORECAST
We finished the first quarter with 27,000 dial-up subscribers, up 23% from the end of 2004. We are moving out of the test phase of DSL and will begin marketing across all of our channels in the second quarter 2005, commencing in our networking footprint. We expect that by the end of the second quarter, we will be actively marketing DSL in 48 end offices in the Detroit area up from six today. We have found that customers who use our data service offerings have lower churn.

CASH FLOW REMAINS STRONG
During the first quarter 2005, our business generated $22.8 million of cash from operations, which more than funded our capital expenditures, including capitalized software, of $13.2 million during the quarter. We expect to continue to generate significant cash flow during 2005 that will fund the build-out of our network in Michigan and will provide us with significant financial flexibility.

FINANCIAL GUIDANCE
Our capital expenditure forecast, including capitalized software, for 2005 is $43 - $47 million. As a result of a reduction in the remaining useful lives of our long distance switches and additional capital expenditures related to our network build-out, we expect that our depreciation and amortization expense will increase to approximately $40 million in 2005. Our operational and financial targets for the second quarter 2005 and for the full year 2005 are as follows:

2005
Metrics	Q2 2005	Previous	Revised
Lines on Network	75-85k	175k	175k
Total Revenue	$103-$106 mm	$375-$385 mm	$380-$390 mm
EBITDA	$19-$21 mm	$68-$72 mm	$73-$77 mm

CONFERENCE CALL
Talk America management will host a conference call to discuss the first quarter 2005 operating results at 5:00 p.m. ET on Tuesday, April 26, 2005. The call can be accessed by dialing the following: US 888-391-0231, International, 212-676-5404. A replay of the call will be available through 7:00 p.m. ET on May 3, 2005 by dialing the following: US 800-633-8284, International 402-977-9140. The reservation number for the replay is 21244516. Additionally, a live web simulcast of the conference call will be available online at www.talkamerica.com and www.streetevents.com.

About Talk America

Talk America is a leading competitive communications provider that offers phone services and high speed internet access to both residential and business customers. Talk America delivers value in the form of savings, simplicity and quality service to its customers through its leading edge network and award-winning back office. For further information, visit us online at: http://www.talkamerica.com.

Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, “estimates,” “expects,” “expected,” “anticipates,” “anticipated,” "forecast," "guidance," and “targets”. These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network element platform, failure to establish and deploy our own local network as we plan to do or to operate it in a profitable manner, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under our direct marketing channels to a smaller marketing footprint, failure to manage our collection management systems and credit controls for customers, interruption in our network and information systems, failure to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in our Annual Report on Form 10-K for the year-ended December 31, 2004, filed March 16, 2005, as amended by our Form 10-K/A filed March 30, 2005, and any subsequent filings. We undertake no obligation to update our forward-looking statements.

--Financial Tables To Follow—

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Revenue	$119,835	$109,619

Costs and expenses:
Network and line costs excluding depreciation and amortization (see below)	60,996	52,512
General and administrative expenses	18,120	16,870
Provision for doubtful accounts	5,588	3,421
Sales and marketing expenses	10,268	17,284
Depreciation and amortization	9,501	5,131
Total costs and expenses	104,473	95,218

Operating income	15,362	14,401
Other income (expense):
Interest income	308	101
Interest expense	(25)	(817)
Other expense, net	(20)	--
Income before provision for income taxes	15,625	13,685
Provision for income taxes	6,155	5,397

Net income	$9,470	$8,288

Income per share - Basic:
Net income per share	$0.35	$0.31

Weighted average common shares outstanding	27,221	26,674

Income per share - Diluted:
Net income per share	$0.34	$0.29

Weighted average common and common equivalent shares outstanding	27,816	28,130

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	March 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$57,183	$47,492
Accounts receivable, trade (net of allowance for uncollectible accounts of $16,840 and $17,508 at March 31, 2005 and December 31, 2004, respectively)	43,083	48,873
Deferred income taxes	28,130	34,815
Prepaid expenses and other current assets	6,236	6,888
Total current assets	134,632	138,068

Property and equipment, net	69,877	65,823
Goodwill	13,013	13,013
Intangible assets, net	1,266	1,966
Deferred income taxes	12,548	14,291
Capitalized software cost and other assets	8,873	8,567
	$240,209	$241,728

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,693	$43,439
Sales, use and excise taxes	9,588	11,179
Deferred revenue	14,272	15,321
Current portion of long-term debt and capitalized lease obligations	2,541	2,529
Accrued compensation	1,843	6,690
Other current liabilities	5,575	5,426
Total current liabilities	77,512	84,584

Long-term debt and capitalized lease obligations	1,076	1,717

Deferred income taxes	9,963	13,906

Commitments and contingencies

Stockholders' equity:
Preferred stock - $.01 par value, 5,000,000 shares authorized; no shares outstanding	--	--
Common stock - $.01 par value, 100,000,000 shares authorized; 27,220,841and 27,037,096 shares issued and outstanding at March 31, 2005 and December 31, 2005, respectively	285	284
Additional paid-in capital	357,075	356,409
Accumulated deficit	(200,702)	(210,172)
Treasury stock - at cost, 1,315,789 shares at March 31, 2005 and December 31, 2004	(5,000)	(5,000)
Total stockholders' equity	151,658	141,521
	$240,209	$241,728

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$9,470	$8,288
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	5,588	3,421
Depreciation and amortization	9,501	5,131
Non-cash compensation	--	9
Non-cash interest and amortization of accrued interest liabilities	--	(65)
Loss on sale and retirement of assets	20	--
Deferred income taxes	4,484	4,261
Changes in assets and liabilities:
Accounts receivable, trade	202	(5,760)
Prepaid expenses and other current assets	652	(514)
Capitalized software and other assets	9	(13)
Accounts payable	254	4,174
Sales, use and excise taxes	(1,591)	(719)
Deferred revenue	(1,049)	1,726
Accrued compensation	(4,847)	(6,983)
Other current liabilities	149	(1,084)
Net cash provided by operating activities	22,842	11,872

Cash flows from investing activities:
Capital expenditures	(12,221)	(1,220)
Capitalized software development costs	(1,010)	(811)
Proceeds from sale of property and equipment	42	--
Net cash used in investing activities	(13,189)	(2,031)

Cash flows from financing activities:
Payments of borrowings	--	(15,000)
Payments of capital lease obligations	(629)	(384)
Proceeds from exercise of options	667	50
Net cash provided by (used in) financing activities	38	(15,334)

Net increase (decrease) in cash and cash equivalents	9,691	(5,493)
Cash and cash equivalents, beginning of period	47,492	35,242
Cash and cash equivalents, end of period	$57,183	$29,749

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Non-GAAP Financial Measure:

The non-GAAP financial measure that we use in this news release is listed below. We have included reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures in our financial statements.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is defined as operating income plus depreciation and amortization.

EBITDA
($ in thousands)	First Quarter
	2005	2004
Operating Income	$15,362	$14,401
Depreciation and Amortization	9,501	5,131
EBITDA	$24,863	$19,532

SOURCE: Talk America Holdings, Inc.

# # #
Contact Info:
Talk America
Jeff Schwartz
215-862-1097
jschwartz@talk.com